Exhibit 99.1

EXCO Resources, Inc. Announces

Change to Board of Directors

DALLAS—(BUSINESS WIRE)—EXCO Resources, Inc. (NYSE:XCO.BC) (“EXCO” or the “Company”) today announced the resignation of Stephen J. Toy from the Company’s Board of Directors (the “Board”), effective as of October 6, 2017. Mr. Toy originally joined the Board in March 2017.

At the time of his resignation, Mr. Toy was a member of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board. The resignation of Mr. Toy was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Following Mr. Toy’s resignation, the Company will continue to have the required number of independent directors on its Board committees, as well as a majority of independent directors, each as required by New York Stock Exchange listing standards.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region. EXCO’s headquarters are located at 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and strategic and financial alternatives and other business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to implement or execute on any strategic or financial initiatives, adjust its capital structure, or increase its liquidity; the continued volatility of, or depressed prices in, the oil and gas markets; the continued listing of EXCO’s common shares on the NYSE; the estimates of reserves; availability and costs of services and materials; commodity price changes; regulatory changes; and general economic conditions. These and other factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

EXCO Resources, Inc.

Tyler S. Farquharson, 214-368-2084

Vice President, Chief Financial Officer and Treasurer

www.excoresources.com

Source: EXCO Resources, Inc.